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                                                                    Exhibit 11.1

GENESEE & WYOMING INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

(in thousands, except per share amounts)

                                                                                 For the years ended
                                                                                    December 31,
                                                                             2004         2003        2002
                                                                           -------      -------     -------
BASIC EARNINGS PER SHARE CALCULATION:

Net income available to common stockholders                                $37,140      $23,193     $20,541

Weighted average number of shares of common stock                           24,138       19,991      19,348

Earnings per share - basic                                                 $  1.54      $  1.16     $  1.06

DILUTED EARNINGS PER SHARE CALCULATION:

Net income available to common stockholders                                $37,140      $27,449     $24,435

Weighted average number of shares of common stock and common stock equivalents outstanding:

  Weighted average number of shares of Class A common stock                 24,138       19,991      19,348

  Common stock equivalents applicable to Mandatorily
         Redeemable Convertible Preferred Stock                                  -        3,668       3,668

  Weighted average number of shares of Class B common stock                  2,694        2,708       2,708

  Common stock equivalents issuable under stock option plans                   590          422         653
                                                                           -------      -------     -------
  Weighted average number of shares of common stock
   and common stock equivalents - diluted                                   27,405       26,789      26,377

Earnings per share - diluted                                               $  1.36      $  1.03     $  0.93
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All share and per share amounts presented have been restated to reflect the retroactive effect of the three stock splits.